Exhibit 10.33

25 January 2012

PRIVATE & CONFIDENTIAL

Bruce Rosengarten

[Redacted]

Dear Bruce,

This shall serve as your employment agreement (“the Agreement”) with Fortuity Pty Ltd (“the Company”), an affiliate of Weight Watchers International, Inc. (“WWI”, together with all of WWI’s direct and indirect subsidiaries, including the Company, the “Group”) on the terms and conditions listed below. To the extent anything contained in your offer letter is inconsistent with the terms and conditions of this Agreement, this Agreement shall control.

1.	Start Date; Title; Duties and Responsibilities.

a.	Your employment with the Company commenced as of December 5, 2011.

b.	You shall have the title of President, Asia Pacific, and shall report directly to the President and Chief Executive Officer (“CEO”) of WWI, unless otherwise determined by the CEO. You shall perform any duties and responsibilities assigned to you to the best of your ability and in conformity with best practices.

c.	In the course of your employment, you shall:

i.	give the whole of your time, ability and attention in normal working hours, or when reasonably required outside those hours, to the business and affairs of the Company and/or any other member of the Group as may be required from time to time. You will not be entitled to receive any additional remuneration for work performed outside of ordinary business hours;

ii.	faithfully and diligently undertake such duties and exercise the powers consistent with your office in relation to the business of the Company or any other Group members as shall be required from time to time;

iii.	in the discharge of your duties conform to, observe and comply with, all directions given by the Company, the CEO (or other individual designated by the CEO) and/or any member of the Group, including those set forth in any of the policies and procedures promulgated by WWI, the Company, or any other member of the Group from time to time;

iv.	protect the property of the Company and the Group from theft, loss, damage or neglect and, without delay, give notice immediately to the Company or its responsible representatives of any theft, loss, damage or neglect of such property which may come to your knowledge; and

v.	without limiting the generality of the foregoing, use your best endeavors to promote the interests of the Company and the Group.

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2.	Work Location. You shall commence employment at a mutually agreeable location within Australia. As soon as practicable after the commencement of your employment with the Company, you shall relocate to a new location in Singapore or any alternative location mutually agreed upon by you and WWI. It is agreed that the terms and conditions of your employment at your new location shall be substantially similar to those set forth herein, and that this Agreement will continue to remain in effect, except as otherwise agreed upon between the parties in writing or as otherwise prohibited by the laws of the jurisdiction to which you relocate.

3.	Compensation and Benefits

a.	Base Salary. You will be paid an annual base salary of US $460,000 (“Base Salary”), less all applicable deductions, to be paid in equal bi-weekly instalments. You acknowledge that the Base Salary has been calculated by the Company to reflect its flexible working arrangements and is intended to compensate you for any entitlements that may be due, either by operation of law or by agreement, as a consequence of your employment with the Company. Any payments made by the Company to you in excess of any strict entitlement due by law may be set off against any other payment that is due, whether or not the payments are of an entirely different character.

b.	Superannuation. The Company shall make an annual contribution of AU $25,000 to a complying superannuation fund of your choice. You agree to do everything necessary for the Company to make the superannuation contributions on your behalf.

c.

Annual Performance Bonus. You will be eligible to earn a bonus in accordance with the WWI bonus plan, which may change from time to time at the sole discretion of WWI. Under the current plan, the bonus target for your position shall be sixty percent (60%) of your Base Salary, which can be over- or underachieved, depending on your individual performance and the Group’s overall performance against pre-defined objectives. Currently, your bonus structure will be based 25% on your individual performance and 75% on the Group’s performance. The Group performance portion shall based 25% on the overall performance of the Group, and 75% on WWI’s Asia Pacific business. In order to be eligible to earn any bonus, you must be employed by October 1st of the bonus year and be an active employee on the date payment is made. There is no pro-rata entitlement to any performance bonus if your employment is terminated for any reason by either party prior to the bonus payment being made.

d.	Incentive Equity Compensation. You agree and acknowledge that, in conjunction with the commencement of your employment with the Company, you have been granted 56,250 non-qualified stock options and 4,688 restricted stock units, each vesting at the rate of twenty percent (20%) per year on each anniversary of your Grant Date over five (5) years, subject to your continued employment with the Company or any other member of the Group. The “Grant Date,” for purposes of this Agreement, was the first date of your employment with the Company. The exercise price of the stock options will be equal to the average closing price of the Company’s stock (NYSE:WTW) on the Grant Date and the four (4) trading days that immediately preceded the Grant Date. The stock options will expire ten (10) years after the Grant Date. The terms and conditions of such compensation shall be governed by the WWI Terms and Conditions for Employee Stock Awards, the WWI 2004 Stock Incentive Plan (As Amended), the WWI 2004 Stock Incentive Plan Prospectus, and the WWI Term Sheet for Employee Stock Awards (collectively, the “Equity Plan Documents”). To the extent anything in this Agreement is inconsistent with the terms and conditions of the Equity Plan Documents, the Equity Plan Documents shall control.

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e.	Relocation Expenses. Upon your relocation to Singapore or such other location as mutually agreed to by you and WWI, you will be entitled to: (i) a cost of living and housing allowance of US $167,676 gross per annum (less all required deductions); (ii) a car allowance of US $2,195 per month; and (iii) reimbursement for four roundtrip business class airline tickets per year for home leave for yourself and your immediate family, to be paid in accordance with the Company’s policies. You will also be entitled to reimbursement for the reasonable moving costs incurred by you in connection with your relocation, provided you provide the Company with supporting documentation of all such expenses.

f.	Health and Medical Benefits. The Company shall pay the monthly premiums for your personal medical benefits policy with MBF until you relocate per Section 2 above. Thereafter, you shall receive a similar level of medical benefits coverage at your new location.

4.	Paid Time Off.

a.	You shall be entitled to a total of 24 days of paid time off (“PTO”) for vacation and personal days and six (6) paid sick days, both to be provided on a pro-rated basis if applicable. You shall also be entitled to paid Company holidays as determined by the Company at its sole discretion.

b.	In accordance with the relevant provisions of the Fair Work Act 2009 (Cth), the Company may direct you to take any accrued PTO at its discretion. In this regard, the Company may, upon giving you one month’s notice, temporarily close down the business once a year and instruct you to take any accrued but unused PTO for that period.

5.	Unpaid Leave. You shall be entitled to any unpaid leave as prescribed by law.

6.	Confidentiality Information. You will not, during or after your employment with the Company, disclose or use at any time, any Confidential Information (as defined below) of which you are or become aware, whether or not such information is developed by you, to any third party for any reason whatsoever, except: (i) to the extent that such disclosure or use is directly related to and required by you in the performance of your duties; or (ii) pursuant to the order of any court or administrative agency. As used herein, the term “Confidential Information” means any information that is not generally known to the public and that is used, developed or obtained by the Company and/or the Group in connection with their business, including but not limited to, information, data and/or documents concerning: (i) products or services; (ii) fees, costs and pricing structures; (iii) business and financial results, plans, budgets, and projections; (iv) designs, content and other creative elements associated with products and services or marketing and promotional campaigns and programs; (v) computer software, including operating systems, applications and program listings; (vi) flow charts, manuals and documentation; (vii) data bases; (viii) accounting and business methods; (ix) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (x) customers and clients and customer or client lists; (xi) other copyrightable works; (xii) all technology and trade secrets; and (xiii) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public by a person or entity other than you prior to the date you propose to disclose or use such information.

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7.	Non-Competition.

a.	Section 7(b), each Restricted Period (as defined below) and each Restricted Area (as defined below) have effect in combination as if they consisted of separate provisions, each being severable from the other. If any one or more of the restraints resulting from a combination of those variables is unenforceable or illegal:

i.	that fact shall not affect the other mentioned restraints; and

ii.	the unenforceable or illegal restraint or restraints will be deemed severed from and will form no part of this Agreement.

b.	You agree that, within each Restricted Period, you shall not, without the prior written consent of the Company and/or the CEO of WWI, directly or indirectly, engage in, provide services to, be employed by, act as a consultant for or have a financial interest (other than an ownership position of less than 1% in any company whose shares are publicly traded or any non-voting, non-convertible debt securities in any company) in any business engaged in Company Business, or work for or provide services to any Competitor of the Company and/or the Group, in each Restricted Area.

c.	For purposes of this Agreement, the term “Restricted Period” shall mean within any of the following periods:

i.	the term of your employment with the Company;

ii.	for a period of three (3) months after the date of termination of your employment with the Company;

iii.	for a period of six (6) months after the date of termination of your employment with the Company;

iv.	for a period of one (1) year after the date of termination of your employment with the Company.

d.	For purposes of this Agreement, the term “Restricted Area” shall mean in any of the following areas:

i.	The Commonwealth of Australia,

ii.	Queensland, New South Wales and Victoria;

iii.	Queensland and New South Wales;

iv.	Queensland and Victoria;
v.	Queensland;

vi.	Singapore;

vii.	the United States;

viii.	any other country in which the Company and/or the Group has an office or has engaged in Company Business (as defined below);

ix.	any other country in which the Company and/or the Group proposes to engage in Company Business as of the date of the termination of your employment with the Company.

e.	For the purposes of this Agreement, the term “Company Business” shall mean any business related to weight loss or weight management programs, products, services and/or other similar activities.

f.	For purposes of this Agreement, the term “Competitor” means any natural person, corporation, limited liability company, firm, organization, trust, parnership, association, joint venture, government agency or other entity (including, but not limited to, the websites and other electronic or digital media of such entities) that engages, or proposes to engage, in Company Business, including but not limited to:

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i.	e-Diets.com;

ii.	Atkins Nutritional, Inc.;

iii.	Jenny Craig, Inc.;

iv.	NutriSystem, Inc; and

v.	any entities which have a primary focus in broader topic areas, but which nevertheless engage in Company Business, such as Unilever (Slimfast); provided, however, that only the part of such entities that are engaged in or oversee Company Business shall be deemed a “Competitor” for purposes of this Agreement.

8.	Non-Solicitation of Employees. You agree that, during the Restricted Period, you will not, either directly or indirectly, solicit or offer employment to, or attempt to solicit or offer employment to, whether directly or indirectly, any person who has been employed by the Company and/or any member of the Group at any time during the twelve months immediately preceding such solicitation.

9.	Intellectual Property. With respect to the intellectual property rights of the Company and/or Group, you agree and acknowledge as follows:

a.	The Company and the Group has a special interest in their respective processes, techniques and technologies and, and such processes, techniques and technologies shall not be directly or indirectly used or distributed by you for the interests of any person or entity besides the Company and/or the Group.

b.	All copyrights, works, inventions, innovations, improvements, developments, patents, trademarks and all similar or related information which relate to the actual or anticipated business of the Company and/or the Group, and conceived, developed and/or made by you while employed by the Company and/or the Group belong to the Company and/or the Group.

c.	You shall disclose promptly in writing and assign immediately, and hereby assign to the Company, all of your right, title and interest in and to, any original works of authorship, formulas, processes, programs, benchmarking, solutions, tools, content, databases, techniques, know-how, data, developments, innovations, inventions, improvements, trademarks, patents, copyrights or discoveries, whether or not copyrightable, patentable or otherwise legally protectible, and whether or not they exist in electronic form, print form or other tangible or intangible form of medium (hereinafter referred to collectively as “Work Product”), which you make or conceive, either solely or jointly with others, during your employment with the Company and/or the Group.

d.	You will perform all actions reasonably requested by the Company to establish and confirm the rights of the Company and/or the Group as identified above in this Section at the Company’s expense (including, but not limited to, executing any assignments, consents, powers of attorney and other similar instruments).

e.	All disclosures and assignments made pursuant to this Section shall be made without royalty or any additional consideration to you other than the regular compensation paid to you pursuant to the terms and conditions of this Agreement.

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f.	Any Work Product which you may disclose to anyone within six (6) months after the termination of your employment, or for which the Company or the Group may file an application for copyright, patent, trademark or other statutory or common law protection within twelve (12) months after the termination of said employment, shall be presumed to have been made, conceived, first reduced to practice or learned during the term of your employment with the Company, and fully subject to the terms and conditions set forth herein; provided that if you in fact, conceived any such Work Product subsequent to the termination of your employment with the Company, and such Work Product is not based upon or derived from Confidential Information of the Company or the Group or does not relate to the scope of work performed by you pursuant to your employment duties with the Company, then such Work Product shall belong to you and shall be your sole property. You assume the responsibility of establishing by competent legal evidence that such Work Product is not based on such Confidential Information and that you conceived any such Work Product after the termination of your employment with the Company.

10.	Remedies. You agree and understand that: (a) irreparable injury will result to the Company and/or the Group from any violation or breach of Sections 6, 7, 8 and/or 9; (b) it would be difficult to measure the damage to the Company and/or the Group from any breach of the covenants set forth in those Sections; and (c) money damages would be an inadequate remedy for any such breach. Accordingly, you agree that, if a court of competent jurisdiction finds that you in any way breached or violated Sections 6, 7, 8 and/or 9, the Company and/or the Group shall be entitled to, in addition to all other remedies it may have at law or in equity: (a) specific performance; (b) any temporary and/or permanent injunctive relief or other appropriate orders restraining any such breach or violation without showing or proving any actual damage to the Company and/or the Group; and (c) its reasonable attorneys’ fees and costs incurred in pursuing any such action, without the posting of a bond or other security.

11.	Return of Documents and Company Property. Upon termination of your employment with the Company for any reason, you must return to the Company all documents (including, but not limited to all written or machine readable material or software), uniforms, computers, credit cards, keys, vehicles, and any other property of the Company and/or Group in your possession and, if requested by the Company, confirm in writing that you have done so.

12.	Termination Provisions

a.	Unless any applicable industrial award or agreement provides for a greater period or notice, in the event you elect to resign from the Company for any reason, you agree to provide the Company with at least 30 days’ advance written notice of same.

b.	In the event your employment is terminated by the Company for any reason other than for “Cause” (as defined below), you will be entitled to six (6) months’ notice, or six (6) months’ of your Base Salary in lieu thereof (“Severance Pay”), less all applicable deductions, payable in one lump sum upon termination, provided that: (i) you first execute a full release of all actual and potential claims against the Company and the Group in a form approved and provided by the Company; and (ii) you are not eligible to receive any benefits or other consideration for a termination due to a “Change in Control” under your previously executed Amended and Restated Continuity Agreement (“Continuity Agreement”) or other similar agreement. It is further agreed and contemplated that the Severance Pay shall include, and fully satisfy the Company’s responsibility for, any notice, or pay in lieu of notice, required by law. If you are not terminated for Cause, but do not receive Severance Pay for whatever reason, you shall receive the amount of notice, or pay in lieu of notice, as required by law.

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c.	The Company may terminate your employment immediately without notice for Cause. In the event you are terminated for Cause, you shall be entitled to your salary earned through the date of termination; it being understood, however, that you shall not be eligible for, nor receive, any additional compensation or benefits.

d.	For purposes of this Agreement, “Cause” shall be defined as any serious, willful or persistent misconduct, including but not limited to:

i.	willful or gross neglect or gross negligence in the performance of your responsibilities;

ii.	serious incompetence or inefficiency in the performance of your duties;

iii.	serious or repeated breaches of this Agreement or repudiation of any term in this Agreement;

iv.	disobedience or neglect of any lawful order or direction given by or on behalf of the Company or the Group, including as given in any WWI, Company or Group policy, practice or procedure;

v.	habitual use of alcohol or narcotics while engaged in the performance of duties;

vi.	misappropriation of any property of the Company or any Group member;

vii.	engaging in physical violence, abuse or bad language towards any other employee, customer, or other person having business dealings with the Company or any Group member;

viii.	conviction of a criminal offence that, in the opinion of the Company, may detrimentally affect the Company or any Group member;

ix.	conduct that, in the reasonable opinion of the Company, may detrimentally affect the Company or any Group member;

x.	any act of dishonesty, breach of trust, or fraud in the course of or in connection with the performance of your duties;

xi.	any violation of the Company and/or Group’s non-discrimination and/or non-harassment policies; and

xii.	any violation of WWI’s Code of Conduct.

e.	In the event the Company provides you with actual notice of your termination pursuant to Section 12(b) above, the Company is not obligated to assign you any duties or permit you to be present for work during this notice period.

f.	It is agreed and understood that the benefits set forth in Section 12(b) above shall, and is intended to, satisfy the Company’s notice and/or severance obligations under the Fair Work Act and any other similar law or regulation, and that, upon termination, you shall not be entitled to, and shall not make a claim for, any notice, compensation or benefits beyond those set forth in this Agreement. If the Fair Work Act or other similar law or regulation requires that the Company give you a greater period of notice, or greater payment in lieu of notice, than provided under Section 12(b) in any particular circumstances, then the Company will give you this greater period of notice or payment in lieu of notice (as the case may be).

g.	Upon termination for any reason, you agree and authorize the Company and/or the Group to set-off against and deduct from all or any amounts payable to you, any amount owing by you to the Company and/or the Group, whether or not the respective payment obligations are of an entirely different character.

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13.	Entire Agreement. This Agreement sets forth the entire agreement between the Company and you regarding the terms and conditions of your employment with the Company. The parties agree that no statement, representation, promise or inducement made by any of the parties or their respective agents or representatives that is not contained herein shall be valid or binding. This Agreement cannot be changed or terminated orally, and may only be modified by a written instrument signed by both parties. This Agreement supersedes all prior agreements, whether written or verbal, between you and the Company.

14.	Survival. The provisions of Sections 6-12 shall survive the termination of this Agreement for any reason and the termination of your employment for any reason.

15.	Severability. In the event any section or provision of this Agreement is held to be illegal or unenforceable, such section or provision shall be severed from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect.

16.	Waiver. The failure of either party at any time to insist on performance of any provision of this Agreement shall not constitute a waiver of its right at any later time to insist on performance of that or any other provision of this agreement.

17.	Notice. Any notices required under this Agreement shall be made by either hand delivery, e-mail, or facsimile to ensure same-day delivery. A party giving notice under this agreement must do so in writing.

a.	Any notices to you shall be sent as follows:

Bruce Rosengarten

[Redacted]

E-mail: bruce.rosengarten@weightwatchers.com

b.	Any notices to the Company shall be sent as follows:

Declan Coady

Director—Human Resources & Training

Fortuity Pty Ltd

Level 5, 1-3 Smail Street

Ultimo NSW 2007

Fax: +61 2 9211 4600

E-mail: dcoady@weightwatchers.com.au

c.	To the extent any notices are provided by facsimile, notice will only be deemed provided if the facsimile system generates a message confirming successful transmission of the total number of pages of the notice. To the extent any notices are provided by e-mail, notice will only be deemed provided if the sender does not receive an “undeliverable” response to the e-mail sent.

18.	Governing Law. This Agreement is governed by the law of New South Wales, and you hereby agree to submit to the non-exclusive jurisdiction of the courts of that state.

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19.	Acknowledgements. You acknowledge that:

a.	You have entered into this Agreement full and voluntarily on your own information and investigation; and

b.	You have had the opportunity to obtain independent legal advice in relation to this Agreement before you signed a copy of this Agreement.

Welcome to Weight Watchers, we look forward to working with you. Kindly return a signed copy of this Agreement to my attention at your earliest convenience.

Yours sincerely,

/s/ Declan Coady
Declan Coady
Director—Human Resources & Training Fortuity Pty Ltd.

Accepted by:

/s/ Bruce Rosengarten	Jan 27 2012
Bruce Rosengarten	Date

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